Exhibit 10.5

REVOLVING CREDIT AND SECURITY AGREEMENT

By and Between

COMPASS BANK

and

COSTAR VIDEO SYSTEMS, LLC

August 21, 2009

REVOLVING CREDIT AND SECURITY AGREEMENT

This Revolving Credit and Security Agreement (as may be amended, this “Agreement”) is executed and delivered this   21   day of   August  , 2009, by and between COSTAR VIDEO SYSTEMS, LLC, a Delaware limited liability company (“Borrower”), with its chief executive office and its principal place of business at 2720 Commodore Drive, Carrollton, Texas 75007, and COMPASS BANK (“Bank”), 8080 N. Central Expressway, Suite 320, Dallas, Texas 75206, Attention: Dallas Commercial Funding Department. Borrower has applied to Bank for a revolving line of credit not to exceed an aggregate principal amount at anyone time outstanding the sum of FOUR MILLION AND N0/100 DOLLARS ($4,000,000.00) (as may be amended, the “Revolving Line”) to be evidenced by a Master Revolving Promissory Note (as may be amended, the “Note”) in such amount and to be secured by a security interest in all of the Collateral (as defined herein) on the terms hereinafter set forth.

Bank is willing to extend the Revolving Line to Borrower up to an aggregate principal amount not in excess of the amount set forth above upon the security of the Collateral on the terms and subject to the conditions hereinafter set forth to refinance some of Borrower’s existing indebtedness and to provide Borrower with ordinary working capital.

Accordingly, Borrower and Bank, in consideration of the premises, the credit to be extended hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

Capitalized terms not otherwise defined herein shall have the meaning attributed to the same in Addendum A hereto incorporated herein by reference as if fully set forth.

SECTION 1.   Bank’s Agreement to Make Advances.

1.1

Borrowing Base.   From the date hereof until August 21, 2010 (the “Maturity Date”), or such future date to which the Maturity Date of the Revolving Line may be extended (any such extension to be at Bank’s sole discretion and evidenced by a writing executed by Bank), subject to the terms and conditions of this Agreement and Borrower’s and all Guarantors’ (as applicable) performance of and compliance with each of the Loan Documents, and so long as no event of default (including, without limitation, the breach of any warranty or representation) hereunder or under any of the other Loan Documents shall have occurred, be continuing, or would result, Bank agrees to extend to Borrower an open-end credit line (also referred to as the Revolving Line) on the basis of the following advance formula (such advance formula being hereinafter referred to as the “Borrowing Base”): eighty percent (80%) of the outstanding value of the Eligible Accounts Receivable, plus fifty percent (50%) of the value of the Eligible Inventory, not to exceed the lesser of (a) fifty percent (50%) of the Borrowing Base availability, or (b) $2,000,000.00; less such reserves as Bank may establish in its reasonable discretion; provided, however, that in no event shall the aggregate sum of all principal advances made by Bank to Borrower at anyone time outstanding hereunder exceed the sum of $4,000,000.00. Within such limits and subject to the terms of this Agreement, Borrower may borrow, repay without penalty or premium, and reborrow hereunder, from the date of this Agreement until the Maturity Date. It is expressly understood and agreed that Bank shall have no obligation to make an advance under the Revolving Line if the amount of such advance together with the amount outstanding under the Revolving Line exceeds or would exceed the lesser of (i) $4,000,000.00 or (ii) the Borrowing Base.

The value of all Eligible Inventory shall be determined on the basis of any and all factors and criteria as Bank (in its sole discretion) shall deem appropriate, including, without limitation, that unless Bank shall determine that some other basis is more appropriate, such value shall be determined on the basis of the lower of cost, book or market value, net of all handling charges, taxes, assessments, insurance, warranty, interest, finance and other charges.

If at any time Borrower is not entitled to any advances by the terms of this Agreement, Bank may, in its sole discretion, make requested advances; however, it is expressly acknowledged and agreed that, in such event, Bank shall have the right, in its sole discretion, to decline to make any requested advance and to require any payment required under the terms of the Agreement without prior notice to Borrower and the making of any such advances shall not be construed as a waiver of such right by Bank.

It is understood that Borrower may from time to time request and apply for and Bank may, in its sole discretion, issue letters of credit for the benefit of such parties and on such terms and conditions as Borrower may request and apply for in written application(s) for letter(s) of credit in form and substance satisfactory to Bank, as delivered to Bank along with such other documentation as Bank may require. In no event shall Bank be required to issue any requested letter of credit, although otherwise acceptable in form and substance if (i) Borrower has not

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executed and delivered one or more promissory notes in form and substance acceptable to Bank further evidencing Borrower’s agreement to reimburse Bank for any advances or payments made or which could be made under such letter of credit; (ii) the sum of the debit balance of Borrower’s Loan Account, plus (a) the aggregate dollar amount of all issued and unexpired L/Cs; plus (b) the dollar amount of the requested letter of credit exceeds the lesser of (c) the Borrowing Base or (d) $4,000,000.00; (iii) Borrower has not paid to Bank all required fees and executed and delivered such associated documentation as Bank shall request in form and substance acceptable to Bank; (iv) the requested letter of credit is not acceptable to Bank and does not provide for an expiration date acceptable to Bank; or (v) any default or event of default shall have occurred, be continuing or would result hereunder or under any of the other Loan Documents.

1.2

Evidence of Advance Not Causing Excess of Borrowing Base.   If requested by Bank, prior to any request for an advance hereunder, Borrower shall submit to Bank such information and documents as Bank shall reasonably request to establish to Bank’s satisfaction that, if approved, the requested advance will not cause the amount of funds outstanding to Borrower hereunder plus the aggregate dollar amount of all issued and unexpired L/Cs to exceed the lesser of (i) the Borrowing Base, or (ii) $4,000,000.00. Bank shall have no obligation to make any advance for which Borrower is unable to establish such to Bank’s satisfaction.

1.3

Borrower’s Loan Account.   All borrowings/advances under the Revolving Line shall be evidenced by the Note and by entering such borrowings/advances as debits to Borrower’s Loan Account. Bank shall also record in Borrower’s Loan Account all other charges, expenses and items properly chargeable to Borrower hereunder (which shall also be evidenced by the Note), all payments made by Borrower on account of indebtedness under the Revolving Line and other appropriate debits (including, without limitation, debits for advances made to honor drafts presented under L/Cs (which advances Borrower hereby expressly authorize)) and credits. The debit balance of Borrower’s Loan Account shall also be evidenced by the Note and shall reflect the amount of Borrower’s indebtedness to Bank from time to time hereunder.

1.4

Exceeding Borrowing Base.   IT at any time the outstanding balance of Borrower’s Loan Account plus the aggregate dollar amount of all issued and unexpired L/Cs exceeds the lesser of (i) the Borrowing Base, or (ii) $4,000,000.00, then Borrower shall not be entitled to any additional advances under the Revolving Line while such excess exists and shall immediately remit to Bank immediately available funds sufficient to eliminate such excess or, if Bank requests, deliver to Bank additional collateral of a value and character satisfactory to Bank. If the Reconciliation Report (as defined in Section 2.6) indicates that Borrower’s Loan Account or advances made to Borrower hereunder plus the aggregate dollar amount of all issued and unexpired L/Cs exceeds the lesser of (i) the Borrowing Base, or (ii) $4,000,000.00, then Borrower shall not be entitled to any additional advances under the Revolving Line while such excess exists and shall immediately remit to Bank (with the relevant Reconciliation Report) immediately available funds in the amount sufficient to eliminate such excess.

1.5

Discretionary Advances.   In the event that the availability of the Revolving Line hereunder expires by the terms of this Agreement, or by the terms of any agreement extending the Maturity Date of the Revolving Line, Bank may, in its sole discretion, make requested advances; however, it is expressly acknowledged and agreed that, in such event, Bank shall have the right, in its sole discretion, to decline to make any requested advance and may require payment in full of Borrower’s Loan Account at any time without prior notice to Borrower and the making of any such advances shall not be construed as a waiver of such right by Bank. With regard to advances to honor drafts under L/Cs, if, for any reason, any such advances are made after the termination or expiration of the Revolving Line or the occurrence or continuation of any default or event of default hereunder, or when Bank otherwise has no obligation to make advances hereunder, Borrower shall reimburse Bank for such advances in full upon demand by Bank and until the time of such reimbursement, such advance shall bear interest at the rate of interest set forth in the Note (unless otherwise agreed by Bank and Borrower in writing) and be secured by the Collateral.

Bank’s right to demand reimbursement with interest under this Section shall be in addition to and cumulative of and not in lieu of any and all other rights and remedies available to Bank under the Loan Documents or under any document executed in connection with any L/Cs. Any such reimbursement obligation shall be evidenced by the Note, or, at Bank’s option, by the Borrower’s executing and delivering additional promissory notes to Bank in form and substance acceptable to Bank.

Nothing in this Section 1 shall be deemed to extend the availability of the Revolving Line beyond the time noted in Section 13 hereof.

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SECTION 2.   Borrower’s Representations and Warranties; Certain Covenants.   To induce Bank to enter into this Agreement, Borrower represents, warrants and covenants as follows:

2.1

Organization, Licenses, Qualifications, Etc.   Borrower (a) is a duly organized limited liability company, validly existing, and in good standing under the laws of the State of Delaware; (b) has all necessary licenses, power and authority to own its assets and conduct its business as now conducted or presently proposed to be conducted; (c) has no subsidiaries; and (d) is duly qualified and in good standing (and will remain so qualified and in good standing) in every jurisdiction in which it is or shall be doing business or in which the failure to so qualify and remain in good standing would or could have an adverse effect on its business or properties, the Collateral or Bank.

2.2

Power and Authority; Enforceability.   The execution, delivery and performance hereof are within Borrower’s limited liability powers, have been duly and validly authorized and are not in contravention of the law or the terms of Borrower’s articles of organization, regulations or company agreement, or of any indenture, agreement, or undertaking or any law, regulation or order to which Borrower is a party or by which it or any of its properties is or may be bound. Upon execution and delivery hereof, this Agreement will be a valid and binding obligation of Borrower enforceable in accordance with its terms. This Agreement, the Note and all other Loan Documents executed by Borrower have been validly executed and delivered by Borrower and constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally.

2.3

Liens.   Except for the Permitted Liens and the security interests granted to Bank hereby or by any of the other Loan Documents in favor of Bank, Borrower is and, as to Accounts Receivable, Inventory and other Collateral arising or to be acquired after the date hereof, shall be the sole and exclusive owner of the Accounts, the Inventory and each and every other item of Collateral free from any lien, claim, charge, security interest, mortgage, secondary financing or encumbrance, and Borrower shall defend the Accounts, the Inventory and each and every other item of Collateral and all Proceeds and products thereof against all claims and demands of all persons at any time claiming the same or any interest therein adverse to the interests of Bank.

2.4

Payment of Taxes, Charges, Etc.   Borrower will promptly pay all taxes or charges levied on or with respect to, and will at all times keep the Accounts, the Inventory and each and every other item of Collateral, free and clear of all liens, claims, charges, security interests, mortgages, secondary financing and encumbrances whatsoever, other than the Permitted Liens and the security interests granted to Bank hereby or by any of the other Loan Documents. Borrower agrees to take all actions that Bank may request to establish and maintain a valid title and security interest in the Accounts, the Inventory and each and every other item of Collateral, free and clear of all other liens, claims, charges, security interests, mortgages, secondary financing and encumbrances whatsoever (other than the Permitted Liens), including, without limitation, the payment of any amounts, taxes, assessments, fees and/or charges necessary to perfect and note Bank’s interest in the same. If such amounts, taxes, assessments, fees and/or charges remain unpaid after the date fixed for the payment of same, or if any lien, claim, charge, security interest, mortgage, secondary financing or encumbrance shall arise, or be claimed or asserted with respect to the Accounts, the Inventory or any other item of Collateral, Bank may, without notice to Borrower, pay such taxes, assessments, charges or claims, or take any and all other actions (including the payment of money) deemed desirable by Bank to remove any such lien, claim, charge, security interest, mortgage, secondary financing or encumbrance, and Borrower agrees that the amounts thereof, along with any amounts necessary to perfect and note Bank’s interest in any Collateral, shall be charged to Borrower’s Loan Account described herein and shall bear interest at the rate of interest borne by Borrower’s obligations under the Note.

2.5

Restrictions on Transfer of Collateral.   Borrower will not (and will not allow or suffer any other person or entity to) sell (except for the sale of Inventory in the normal and ordinary course of Borrower’s business), transfer, lease, conveyor otherwise dispose of the Collateral, any portion thereof, or any interest therein (or any of the Proceeds thereof, including, without limitation, money, checks, money orders, drafts, notes, instruments, documents, chattel paper, Accounts, returns or repossessions), without Bank’s prior written consent.

2.6

Reporting Requirements.   Borrower will deliver to Bank, so long as any of the Liabilities shall remain outstanding, the following:

(a)

monthly, on or before the twentieth (20th) day of each calendar month or more often as Bank shall request, (i) detailed reports in form acceptable to Bank of all Accounts Receivable of Borrower (including the aggregate balance of all Accounts) and accounts payable as of the last day of the immediately preceding calendar month (or such shorter applicable period), and the period of time which has elapsed with respect to such

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Accounts Receivable and accounts payable since the invoice date with respect thereto (together with the certification of Borrower as to any counterclaims, offsets or contra-accounts with respect to any of Accounts of Borrower); (ii) summaries of all Inventory of Borrower as of the last day of the immediately preceding calendar month (or such shorter applicable period), and the value thereof; (iii) an Accounts Receivable aging in such form and detail as Bank shall require and an accounts payable aging, also in such form and detail as Bank shall require, (iv) a customer deposit list in form and substance acceptable to Bank; (v) in connection with each report submitted pursuant to subsections (i) and (ii) above, a completed and executed Accounts Receivable and Inventory Reconciliation Form substantially in accordance with Exhibit A hereto (herein referred to as a “Reconciliation Report”); and (vi) if requested by Bank, a copy of the sales journal or invoice register of Borrower for the immediately preceding calendar month (or such shorter applicable period) and the dates, amounts and Account Debtors with respect to such billings;

(b)

if requested by Bank, weekly, by Wednesday of each week, a completed Reconciliation Report as of the preceding week, together with a listing or register of all related invoices for such preceding week of Borrower;

(c)

if requested by Bank, when and as generated by Borrower, copies of all invoices (or similar documents relating to the sales and leasing of Inventory or the provision of services), which such invoices (or similar documents) shall be in form satisfactory to Bank and shall specify the location at which the goods or services related thereto are to be delivered, installed and/or performed;

(d)

promptly upon any reduction or diminution in the face value of any Account Receivable, Borrower shall advise Bank thereof and, if Bank requests, Borrower shall provide Bank with a signed writing explaining the circumstances resulting in such reduction; and further, immediately upon production thereof, copies of all credit memos of Borrower shall be forwarded to Bank;

(e)

if requested by Bank, daily sales and invoice registers or journals reflecting, on a daily basis, the information described above;

(f)

if requested by Bank, contemporaneously with each and every remittance with respect to the Accounts Receivable and upon each deposit of funds to the remittances account maintained by and in the name of Bank (the “Remittances Account”), Borrower shall provide to Bank a report reflecting the amount of all such remittances and the Accounts with respect to which such remittances were made, together with copies of any cash receipts journal reflecting such remittances; and

(g)

such other documents, instruments, data or information of any type requested by Bank with respect to the Accounts Receivable, Inventory and any other Collateral.

2.7

Additional Representations Regarding Accounts.   At the time any Account becomes subject to a security interest in favor of Bank, said Account shall be a good and valid Account representing an undisputed, bona fide indebtedness incurred by the Account Debtor named therein, for merchandise held subject to delivery instructions or theretofore shipped or delivered pursuant to a contract of sale; or for services theretofore performed for said Account Debtor; there shall be no set-offs, counterclaims, or disputes against any such Account except as indicated in some written list, statement or invoice furnished to Bank with reference thereto; and Borrower shall be the lawful owner of all such Accounts and shall have good right to subject the same to a security interest in favor of Bank. No such Account shall be sold, assigned, or transferred to any person other than Bank or in any way encumbered except to Bank, and Borrower shall defend the same against the lawful claims and demands of all persons other than Bank. If any Account shall be in violation of (a) anyone or more of the warranties expressed in this section or (b) any of the requirements to be an Eligible Account Receivable, it shall not be deemed an Eligible Account Receivable for purposes of this Agreement.

2.8

Additional Representations Regarding Instruments, Chattel Paper, Etc.   At the time Borrower pledges, sells, assigns or transfers to Bank any instrument, document of title, security, chattel paper or other property, or any interest therein, said party shall be the lawful owner thereof and shall have good right to pledge, sell, assign or transfer the same; none of such property shall have been pledged, sold, assigned or transferred to any person other than Bank or in any way encumbered (except for the Permitted Liens), and said party shall defend the same against the lawful claims and demands of all persons other than Bank.

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2.9

Location of Collateral.   Except for Inventory sold in the ordinary course of business, all Inventory and other tangible Collateral have always been, are and shall continue to be kept at Borrower’s principal place of business as noted on the first page of this Agreement.

2.10

Location of Records.   All records pertaining to Accounts Receivable, general intangibles and contract rights have always been, are and shall continue to be kept at Borrower’s chief executive office as noted on the first page of this Agreement.

2.11

Additional Representations Regarding Financial Statements.   Subject to any limitations stated therein or in connection therewith, all balance sheets, earnings statements and other financial data which have been or may hereafter be furnished to Bank to induce it to enter into this Agreement, to extend credit from time to time hereunder, or otherwise furnished in connection herewith, do or shall fairly represent the financial condition of Borrower (or other persons or entities, as applicable) as of the dates and results of operations for the periods for which the same are furnished in accordance with generally accepted accounting principles consistently applied, and all other information, reports and other papers and data furnished to Bank shall be accurate, as of the relevant date, and correct in all material respects and complete insofar as completeness may be necessary to give Bank a true and accurate knowledge of the subject matter.

2.12

Possession of and Insurance on Equipment.   With respect to any and all equipment which may now or hereafter constitute Collateral hereunder, Borrower shall maintain possession of same, keep the same in good repair, and maintain casualty insurance on the same naming Bank as additional insured and lender loss payee under a lender loss payee endorsement.

2.13

Borrower’s Names and Offices.   Borrower’s name, chief executive office and principal place of business are and always have been as set forth on the first page of this Agreement, except as otherwise disclosed in writing to Bank. Borrower will promptly advise Bank in writing thirty (30) days prior to any change in Borrower’s name, place of organization, organizational identification number, chief executive office or principal place of business.

2.14

Additional Representations Regarding Absence of Defaults Under Other Agreements.   Borrower is not now and will not be in default under any agreement evidencing an obligation for the payment of money, performance of a service or delivery of goods, demand for performance under which, or acceleration of the maturity of which would render Borrower insolvent or unable to meet its other debts as they become due or conduct its business as usual.

2.15

Indemnification.   In the event (a) any of Borrower’s warranties or representations shall prove to be false or misleading; (b) any Account Debtor in judicial proceeding, shall assert against Bank or any of its officers, employees, directors, managers or agents a claim or defense arising out of any transaction between the Account Debtor and Borrower; or (c) Borrower or any other person or entity shall assert against Bank or any of its officers, employees, directors, managers or agents a claim or defense arising out of or relating to any of the Collateral, the Liabilities or any of the Loan Documents, Borrower agrees to indemnify and hold Bank harmless from and against any liability, judgment, cost, attorneys’ fees or other expense whatsoever arising therefrom.

2.16

Taxes, Charges and Expenses Incurred with Respect to Revolving Line.   Borrower will pay any and all taxes (with the exception of taxes measured by income), charges and reasonable expenses of every kind or description paid or incurred by Bank under or with respect to the Revolving Line, the Loan Documents, any advances hereunder or any Collateral therefor or the collection of or realization upon the same. Borrower hereby authorizes Bank to debit such and all other taxes, charges and expenses provided for in this Agreement (including, without limitation, those taxes, charges and expenses for which such party is liable under Section 12) to Borrower’s Loan Account.

2.17

Patents, Copyrights, Trademarks and Licenses.   None of the Collateral is patented, copyrighted, copyrightable, licensed or trademarked by Borrower or incorporates or is subject, in whole or part, to any copyright, license, patent or trademark in favor of Borrower or any of its affiliates. Prior to the time any Collateral is copyrighted, licensed, patented or trademarked or incorporates or is subjected, in whole or in part, to any copyright, license, patent or trademark, Borrower shall notify Bank and shall take (or cause to be taken) all actions necessary to preserve the perfection and priority of Bank’s security interest in such Collateral.

2.18

Judgments/Actions.   There are no judgments, actions, suits, claims, proceedings or investigations existing, outstanding, pending, or to the best of Borrower’s knowledge after due inquiry, threatened or in prospect, before any court, agency or tribunal, or governmental authority against or involving Borrower or any Guarantors which do or could materially affect the business, properties, prospects, financial condition, earnings, results of operations or earnings capacity of Borrower or any Guarantors or which question the validity of the Revolving Line or any of the Loan Documents, or any action or instrument contemplated by any of them.

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2.19

Margin Stock.   Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying “margin” stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), as amended from time to time (“Regulation U”). No part of the proceeds of any advance under the Revolving Line shall be used directly or indirectly for the purpose of purchasing, acquiring, carrying, financing or refinancing the purchase of any “margin stock” as defined in and contemplated by Regulation U or for any other purpose which would constitute “purpose credit” under Regulation U. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.20

No Untrue Statements or Omissions.   Neither this Agreement, nor any document, certificate, or statement furnished (or to be furnished) to Bank by or on behalf of Borrower pursuant to or in connection with this Agreement contains (or will contain) any untrue statement of a material fact or omits (or will omit) to state a material fact necessary to make the statements contained herein and therein not misleading. There is no fact known to Borrower that materially and adversely affects, or will materially and adversely affect, the assets, business, operations, or condition of Borrower that has not been specifically set forth in this Agreement or otherwise disclosed by Borrower to Bank in writing.

2.21

Bankruptcy.   Borrower is and at all times shall remain solvent as defined under applicable Texas state law and the federal bankruptcy code and is not now and has not been in the past three (3) years a debtor under any title of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq.

2.22

Organizational Identification Number, Etc.   The file number assigned by the State of Delaware to Borrower is 3990669. Borrower understands that the file number above is not Borrower’s federal or state tax or employer identification number. Further, the Revolving Line is being obtained and the Collateral is being used, held or acquired for business purposes.

2.23

Purpose of Loan.  The proceeds of the Revolving Line shall be used to refinance existing indebtedness secured by a lien on the Collateral, for operating capital, to fund a payment of approximately $750,000.00 associated with the 2008 SOUTHERN IMAGING, INC. seller earn-out requirement (subject to Borrower’s receipt of a corresponding receivable payment in the amount of $750,000.00 from SIELOX, LLC) and to further the business interest of Borrower.

Nothing in this Section 2 shall be deemed to extend the availability of the Revolving Line beyond the time noted in Section 13 hereof.

SECTION 3.

Inspection of Records; Further Assurance.

Borrower shall at reasonable times and from time to time on reasonable notice to Borrower allow Bank, by or through any of its officers, managers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from Borrower’s books and records; (ii) analyze Borrower’s financial statements; (iii) arrange for verification of any Accounts Receivable, Inventory, Eligible Accounts Receivable and Eligible Inventory under reasonable procedures, directly with Account Debtors or by other methods; and (iv) inspect, review and audit any Inventory and other Collateral at any time during normal business hours, without prior notice to Borrower. In connection with the foregoing, Borrower acknowledges and agrees that Borrower shall permit representatives of Bank at the expense of Borrower to conduct an audit of all of Borrower’s assets and properties (both real and personal including, Accounts and Inventory); provided, however, if such audit is conducted by Bank more than twice during any fiscal year, and such additional audits are not the result of an occurrence and continuation of an event of default, Bank shall be responsible for the fees and expenses relating to such additional audits. Borrower shall allow, do, make, execute and deliver all such additional and further acts, things, deeds, assurances, agreements and instruments which Bank may require more completely to vest in and assure to Bank its rights hereunder and in any Collateral and to assure that Borrower’s Loan Account balance does not exceed Borrower’s availability hereunder.

Nothing in this Section 3 shall be deemed to extend the availability of the Revolving Line beyond the time noted in Section 13 hereof.

SECTION 4.

Security Interest of Bank in Collateral.

4.1

Collateral.   As security for the payment and performance of all Liabilities, Bank shall have and Borrower hereby assigns to Bank and grants to Bank a continuing lien on, security interest in and right of set-off against the following described property and rights:

All of Borrower’s:

(a)

Accounts and Accounts Receivable;

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(b)

Inventory, equipment, machinery, furnishings and furniture, wheresoever the same may be located;

(c)

contract rights, investment property, chattel paper, electronic chattel paper and software, commercial tort claims, deposit accounts, letter of credit rights, health-care-insurance receivables, documents, documents of title, warehouse receipts, bills of lading, notes, notes receivable, instruments, general intangibles and payment intangibles;

(d)

licenses, patents, tradenames, trademarks and copyrights and any and all licenses and other rights to use, incorporate, license, sell and/or assign any licenses, patents, tradenames, trademarks, and copyrights and any property incorporating any of the foregoing, together with all applications for registration and registrations obtained for any of the foregoing, and all renewals and/or extensions thereof, rights to sue for infringements and all other rights corresponding thereto, and all related licenses and royalties, and all further or other property that pertains, incorporates or relates to or emanates or derives from any license, patent, tradename, trademark or copyright and/or the ownership, use, possession, transfer or licensing thereof (whether as licensor or licensee) and any property which embodies or incorporates any of the foregoing, and all proceeds, products, rents, issues, royalties, profits and returns of and from any of the foregoing, and all related rights and property (collectively, referred to as “Intellectual Property”);

(e)

goods, instruments, notes, notes receivable, documents, documents of title, warehouse receipts, bills of lading, certificates of title, policies and certificates of insurance, securities, investment property, chattel paper, deposits, cash and other property which are now or may hereafter be in the possession of or deposited with Bank, or which are otherwise assigned to Bank, or as to which Bank may now or hereafter control possession by documents of title or otherwise; and

(f)

substitutions, accessions, additions, parts, accessories, attachments, replacements, Proceeds and products of, for and to any and all of the foregoing, including, without limitation, any and all insurance and tort proceeds, and any and all such substitutions, accessions, additions, parts, accessories, attachments, replacements, Proceeds and products in the form of any of the property described or referenced in (a) through (e) above, whether now or hereafter owned, existing, created, arising or acquired.

4.2

Security Interest in Collateral Created/Acquired Hereafter.   No submission by Borrower to Bank of any schedule or other particular identification of Collateral shall be necessary to vest in Bank a security interest in each and every item of Collateral now existing or hereafter created or acquired, but rather, such security interest shall vest in Bank immediately upon the creation or acquisition of any item of Collateral, without the necessity for any other or further action by Borrower or Bank; provided, however, that Borrower shall execute such other and additional documents, instruments and agreements as requested by Bank to evidence the security interests contemplated hereby. In addition to and without limiting any other rights and remedies of Bank arising under this Agreement and/or applicable law, Borrower hereby grants, assigns and transfers to Bank a fully-paid, royalty-free, perpetual, non-exclusive, unrestricted license to use, sell, assign, modify, reproduce, distribute, license and sublicense any copyright, patent, tradename, trademark or license and other Intellectual Property constituting Collateral and any goods and other property incorporating any of the foregoing which Bank may exercise at any time upon or after the occurrence of a default or event of default under this Agreement or any of the other Loan Documents without further action, consent or approval of Borrower.

4.3

Further Assurances.   To the extent allowable under applicable law, the Uniform Commercial Code of Texas shall govern the security interests provided for herein. In connection therewith, Borrower (at said party’s expense) shall take such steps and execute, deliver and file (as applicable) (or cause the execution, delivery and filing (as applicable) of) such financing statements, continuation statements, agreements (including, without limitation, security agreements and landlord, creditor and mortgagee subordination agreements), documents, and papers (all in form and substance acceptable to Bank) as Bank may from time to time request to perfect or preserve the perfection and priority of Bank’s security interests granted hereby or by any of the other Loan Documents. Borrower hereby appoints and empowers Bank, or any employee of Bank which Bank may designate for the purpose, as its attorney-in-fact, to execute and/or endorse (and file, as appropriate) on its behalf any documents, agreements, papers, checks, financing statements and other documents which, in Bank’s sole judgment, are necessary to be executed, endorsed and/or filed in order to (i) perfect or preserve the perfection and priority of Bank’s security interests granted hereby or by any of the other Loan Documents and (ii) collect or realize upon the Collateral or otherwise exercise its rights and remedies under any of the Loan Documents or applicable law. Without limiting any of Bank’s rights and remedies under law or any other provisions of this Agreement or any of the other Loan Documents, Borrower authorizes the filing by Bank of any and all financing statements in any and all jurisdictions Bank deems necessary or appropriate to perfect Bank’s security interest in the Collateral and/or any other property.

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 7

4.4

Additional Further Assurances.   It: by reason of location of Borrower, the Collateral or otherwise, the creation, validity, or perfection of security interests provided for herein are governed by law other than the Uniform Commercial Code of Texas, Borrower shall take such steps and execute and deliver such documents, agreements, papers and financing statements as Bank may from time to time request to comply with the Uniform Commercial Code, or other laws of Texas or other states or jurisdictions. Borrower hereby appoints and empowers Bank, or any employee of Bank which Bank may designate for the purpose, as its attorney-in-fact, to execute and/or endorse (and file, as appropriate) on its behalf any documents, agreements, papers, checks, financing statements and other documents which, in Bank’s sole judgment, are necessary to be executed, endorsed and/or filed in order to (i) perfect or preserve the perfection and priority of Bank’s security interests granted hereby or by any of the other Loan Documents and (ii) collect or realize upon the Collateral or otherwise exercise its rights and remedies under any of the Loan Documents or applicable law.

4.5

Restrictions on Pledging, Mortgaging Collateral.   Except for the Permitted Liens, Borrower shall not pledge, mortgage, or create or suffer to exist a security interest in any of the Collateral or any Proceeds or products thereof, or sell, assign, or create a security interest in any of the Collateral or any Proceeds or products thereof in favor of any person other than Bank unless such security interest is expressly subordinated to Bank’s security interest therein and Bank has approved in writing the existence and status of such security interest.

Nothing in this Section 4 shall be deemed to extend the availability of the Revolving Line beyond the time noted in Section 13 hereof.

SECTION 5.   Collection of Accounts Receivable.

5.1

Collection and Application of Proceeds; Notifying Account Debtors.   Until Bank requests that Account Debtors on Accounts Receivable of Borrower be notified of Bank’s security interest therein, Borrower shall continue to collect such Accounts Receivable. Upon Bank’s request, Borrower shall notify Bank of any collections received and shall hold the same in trust for Bank without commingling the same with other funds of Borrower and, if Bank shall request, shall turn the same over to Bank immediately upon receipt in the identical form received. All Account payments and other Proceeds transmitted to Bank via any lock-box, by Borrower or otherwise, may be handled and administered in and through a remittance or special account; the maintenance of any such account shall be solely for the convenience of Bank, and Borrower shall not have any right, title, or interest in or to any such account or in the amounts at any time appearing to the credit thereof. Bank may apply and credit Account payments and other Proceeds transmitted to or otherwise received by Bank via any lock-box, by Borrower or otherwise, against the outstanding balance in Borrower’s Loan Account or any other Liabilities; however, Bank shall not be required to credit Borrower’s Loan Account or any other Liabilities with the amount of any check or other instrument constituting provisional payment until Bank has received final payment thereof at its office in cash or solvent credits accepted by Bank. In addition, Borrower shall, at the request of Bank, notify the Account Debtors of the security interest of Bank in any Account and shall instruct Account Debtors to remit payments directly to Bank, and Bank may itself at any time so notify and instruct Account Debtors.

5.2

Collection of Accounts.   Borrower (i) shall (a) deliver any instrument or chattel paper evidencing or constituting an Account to Bank, and (b) use its best efforts to collect the Accounts in a commercially reasonable manner; and (ii) agrees that no court action or other legal proceeding or garnishment, attachment, repossession of property, detinue, sequestration or any other attempt to repossess any merchandise covered by an Account shall be attempted except by or under the direction of competent legal counsel. Borrower hereby agrees to indemnify and hold Bank harmless for any loss or liability of any kind or character which may be asserted against Bank by virtue of any suit filed, process issued, or any repossession or attempted repossession done or attempted by Borrower or by virtue of any other actions or endeavors which Borrower may make to collect any Accounts or repossess any such merchandise.

Nothing in this Section 5 shall be deemed to extend the availability of the Revolving Line beyond the time noted in Section 13 hereof.

SECTION 6.   Additional Affirmative Covenants.

Until all indebtedness of Borrower to Bank has been paid in full and all Liabilities have been satisfied:

6.1

Financial Statements.   Borrower shall submit or cause to be submitted to Bank (i) Borrower’s internally prepared quarterly financial statements within forty-five (45) days after the close of each fiscal quarter in each fiscal year, including a balance sheet as of the close of such period, an income statement, and such other statements containing financial information which Bank reasonably may require, prepared and analyzed in accordance with generally accepted accounting

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 8

principles and attested to by an authorized officer of Borrower; (ii) Guarantor, SIELOX INC.’s audited consolidated and consolidating fiscal year-end financial statements (in form, preparation and substance acceptable to Bank) within one hundred twenty (120) days after the close of each of its fiscal years, including a balance sheet as of the close of such period, an income statement, a reconciliation of stockholders’ equity, a statement of cash flows and an inventory valuation, all certified by an independent certified public accountant acceptable to Bank and analyzed in accordance with generally accepted accounting principles; (iii) Guarantor, SIELOX INC.’s internally prepared quarterly financial statements within forty-five (45) days after the close of each fiscal quarter in each fiscal year, including a balance sheet as of the close of such period, an income statement and such other statements containing financial information which Bank may reasonably require, prepared and analyzed in accordance with generally accepted accounting principles and attested to by an authorized officer of Guarantor; (iv) within forty-five (45) days after the close of each fiscal quarter in each fiscal year a certificate of Borrower and Guarantor substantially in the form of Exhibit B hereto signed by an officer of Borrower and Guarantor stating, among other things, that no event has occurred which constitutes an event of default or would constitute an event of default but for the requirement that notice be given, or time elapse or both, under any loans, notes, debentures, bonds, leases, or other obligations of Borrower or Guarantor then outstanding, including, but not limited to, this Agreement (in addition to the foregoing, at the end of every quarter, such certificate shall include a fully completed schedule in the form attached hereto publishing the accounting calculations used to determine compliance or noncompliance with the financial obligations and financial covenants, provided in this Agreement), or, if any such event of default or defaults exists, specifying the nature thereof; (v) copies of Borrower and Guarantor’s annual tax returns (and all related schedules, forms and attachments) within thirty (30) days following the filing thereof with the Internal Revenue Service, but no later than October 15th of each calendar year; and (vi) such other financial and related information when and as requested by Bank regarding Borrower, the Collateral and any endorser, Guarantor or surety of any of the Liabilities of Borrower to Bank.

6.2

Insurance.   Borrower shall (i) maintain insurance (written by insurance companies acceptable to Bank) in form, amount and substance acceptable to Bank, including, without limitation, extended multi-peril hazard, worker’s compensation, general liability insurance and insurance upon Borrower’s property, all facets of its businesses and all the Collateral; (ii) furnish to Bank, upon request, a statement of the insurance coverage; (iii) use its best efforts to protect and preserve the Collateral and shall obtain other or additional insurance promptly, upon request of Bank, to the extent that such insurance may be available and customarily obtained for Borrower’s type of business; and (iv) cause Bank to be named as an additional insured and a lender loss payee as to all insurance covering Collateral, pursuant to endorsements in form and substance acceptable to Bank. All insurance proceeds, payments and other amounts paid to or received by Bank under or in connection with any and all such policies may be retained by Bank in whole or part as additional Collateral for the Liabilities and/or, at Bank’s option, be applied in whole or part to the payment of such of the Liabilities as shall then be due and/or, at Bank’s option, be held (in a remittance or other special account in which neither Borrower nor any other party shall have an interest) for application to Liabilities not yet due and be applied to such Liabilities as and when the same shall come due, in such order as Bank may determine in its sole discretion; provided, however, that notwithstanding the foregoing to the contrary, provided no event of default exists, Bank agrees that Borrower may use the proceeds of any such insurance to replace and/or restore any Collateral which may have been lost, damaged or destroyed. All insurance policies shall provide for a minimum often (10) days’ written cancellation notice to Bank and, at Bank’s request, copies of all such policies shall be delivered to and held by Bank. In the event of failure to provide and maintain insurance required by this Agreement, Bank may, at its option, provide such insurance and charge the costs and expenses incurred to Borrower’s Loan Account. Bank is hereby made attorney-in-fact for Borrower to (i) obtain, adjust, and settle, in its sole discretion, such insurance, and (ii) endorse any drafts or checks issued in connection with such insurance.

6.3

Compliance with Laws.   Borrower shall at all times while any Liabilities remain unsatisfied comply with all applicable laws, ordinances, rules and regulations of any governmental authority or entity governing or affecting Borrower, any of its property, the Collateral or any part thereof, and shall immediately notify Bank of any and all actual, alleged or asserted violations of any such laws, ordinances, rules or regulations. Without limitation to the generality of the foregoing, Borrower shall comply, and cause to be complied, with all laws, governmental standards and regulations applicable to Borrower or any Collateral in respect of occupational health and safety, toxic and hazardous waste and substances and environmental matters. Borrower shall promptly notify Bank of receipt of any notice of any actual, alleged or asserted violation of any such law, standard or regulation. Borrower hereby agrees to indemnify, defend and hold Bank harmless from all loss, cost, damage, claim and expense incurred by Bank on account of the breach of any representation, warranty or requirement of this Section, the failure to perform the obligations of this Section, and/or violating any applicable laws, ordinances, rules or regulations, including, without limitation, any environmental or occupational health and safety laws or regulations. This indemnification shall survive the closing of the Revolving Line, payment of the Revolving Line and the exercise of any right or remedy under any of the Loan Documents. Borrower represents that there are no pending claims or threats of claims by private or governmental or administrative authorities relating to environmental impairment, conditions, or regulatory requirements involving Borrower or any Collateral.

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6.4

Guarantor Tangible Net Worth.   Guarantor, SIELOX, INC., shall maintain a minimum Tangible Net Worth (determined quarterly) of not less than $4,750,000.00.

6.5

Borrower Tangible Net Worth.   Borrower shall maintain a minimum Tangible Net Worth (determined quarterly) of not less than $4,000,000.00.

6.6

Debt Service Coverage Ratio.   Borrower shall at the end of every quarter (calculated on a rolling four-quarter basis) maintain a minimum Debt Service Coverage Ratio of 1.25 to 1.0. Borrower’s Debt Service Coverage Ratio shall be defined as the quotient of (a) the sum of Borrower’s earnings before interest expenses, taxes, depreciation expenses and amortization expenses, plus Borrower’s allocated portion of the non-cash directors’ and officers’ insurance expense of Guarantor, SIELOX, INC., less the sum of cash capital expenditures and distributions/dividends made to owners of Borrower; divided by (b) the sum of Current Maturities of Long Term Debt and interest expense.

6.7

Total Debt to Tangible Net Worth.   Borrower’s Total Debt to Tangible Net Worth ratio (determined quarterly) will be equal to or less than 1.0 to 1.0.

6.8

Quick Ratio.   Borrower shall maintain a Quick Ratio (determined quarterly) of not less than 0.75 to 1.0. Quick Ratio shall be defined as the quotient of (a) Current Assets less Inventory; divided by (b) Current Liabilities.

6.9

Fees.   In consideration of Bank’s commitment to make advances on the Revolving Line and Bank’s incurring certain administrative expenses, Borrower agrees to and shall pay to Bank (i) on the date hereof and thereafter upon any renewal or extension of the Maturity Date in good and immediately available funds, a nonrefundable commitment fee of $20,000.00; and (ii) quarterly (or more often as may be required by the terms below), in arrears, a non-usage fee (calculated as set forth below on the basis of a 360-day year) beginning to accrue on the date hereof with the first payment due on October 1, 2009, and payments thereafter due on the first day of each succeeding calendar quarter (and on the Maturity Date (or on any other date when advances under the Revolving Line are terminated and the amount outstanding under the Revolving Line is paid in full)) equal to the sum of the daily calculation of the following for each day of the calendar quarter or portion thereof preceding such payment: 0.25% of the Unused Availability under the Revolving Line, divided by 360. For purposes of this Section, “Unused Availability” shall mean and refer to the amount by which $4,000,000.00 exceeds the balance of Borrower’s Loan Account on the date such calculation is made. Borrower further agrees to pay any fee imposed by Bank pursuant to the Loan Documents including, but not limited to the fees set forth in Section 11 or Section 12 herein.

6.10

Notification of Defaults, Suits, Etc.   Promptly after the same shall have become known to Borrower, Borrower shall notify Bank in writing of (i) any default or event of default under any of the Loan Documents, Oi) any material change in Borrower’s financial condition and/or prospects and/or (iii) any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined, might impair the ability of Borrower to perform its obligations under the Loan Documents, impair the ability of Borrower to carryon its business substantially as now conducted, or which might materially affect the business, operations, properties, assets or condition, financial or otherwise, of Borrower.

6.11

Deposit Account.   So long as any Liabilities are outstanding, Borrower shall establish and maintain its primary deposit accounts with Bank.

6.12

Subordination of Landlord Liens.   Within ninety (90) days of the date of this Agreement, Borrower shall cause the landlord under each lease for each of its business locations to execute and deliver to Bank a Landlord Subordination Agreement (herein so called) in form and substance reasonably satisfactory to Bank. Until such Landlord Subordination Agreements have been received, Bank shall place a reserve against advances of Inventory equal to six (6) times the monthly rental requirement for each location for which a Landlord Subordination Agreement has not been received.

Nothing in this Section 6 shall be deemed to extend the availability of the Revolving Line beyond the time noted in Section 13 hereof.

SECTION 7.   Additional Negative Covenants.

Until all indebtedness of Borrower to Bank has been paid in full and all Liabilities have been satisfied, Borrower and Guarantor, as applicable shall not:

7.1

Liens.   Create or permit the creation of any lien upon any of the Collateral except for Permitted Liens and the security interests granted to Bank under the Loan Documents.

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7.2

Borrowings; Permitted Indebtedness.   Without Bank’s prior written consent, Borrower and Guarantor shall not incur, create, assume or permit to exist any debt except for (a) borrowings under the Revolving Line, (b) Subordinated Debt, (c) accounts payable in the ordinary course of business, and (d) debt incurred to finance the purchase of equipment and automobile vehicles in the ordinary course of business. Except in favor of Bank, Borrower and Guarantor shall not guarantee, endorse or assume, either directly or indirectly, any indebtedness of any other corporation, person, or entity.

7.3

Dividends; Bonuses.   Borrower and Guarantor shall not pay, make or declare any dividends, distributions, bonuses or other similar payments to any directors, managers, officers, employees, owners, parent, members, affiliates, subsidiaries or other related persons or entities unless (i) payable under existing bonus and incentive programs, subject to Bank’s prior approval; (ii) consisting of dividend distributions paid in the amount of current income tax liability directly arising from any ownership interest in Borrower and/or Guarantor, as applicable; and (iii) the payment of any such distributions will not result in a default or event of default under this Agreement or any of the Loan Documents. Following a default or event of default under this Agreement or any of the Loan Documents, Borrower shall not pay, make or declare any dividends or distributions. Further, Borrower shall not redeem, purchase or in any manner acquire any of its outstanding ownership interests without Bank’s prior written consent.

7.4

Acquiring Assets, Etc. of Other Entities.   Purchase or acquire, directly or indirectly, any shares of stock, any substantial part of the assets of, any interest in, evidences of indebtedness, loans or other securities of any person, corporation or other entity.

7.5

Dissolution, Mergers, Change in Nature.   Borrower and Guarantor shall not (i) liquidate, discontinue or materially reduce their normal operations with intention to liquidate; (ii) permit or allow the dissolution of Borrower or Guarantor for any reason; (iii) cause, allow or suffer to occur (a) the merger or consolidation of or involving Borrower or Guarantor with or into any corporation, partnership, or other entity, or (b) the sale, lease, transfer or other disposal of all or any substantial part of their assets, or any Accounts Receivable; (iv) acquire any corporation, partnership or other entity (or any interest therein), whether by stock or asset purchase or acquisition or otherwise, without the prior written consent of Bank; (v) enter into any lease which could be characterized as a capitalized lease; or (vi) cause, allow, or suffer to occur any change in the ownership structure of Borrower or Guarantor without the prior written consent of Bank.

7.6

Subordinated Debt.   Make any payment upon any Subordinated Debt described in any subordination agreement delivered to Bank or any other debt owed to any affiliate, parent, subsidiaries, owners, directors, employees, members, officers, managers or other related persons or entities.

7.7

Loans to Related Parties and Affiliates.   Other than loans, advances or investments which exist as of the date of this Agreement, Borrower and Guarantor shall not make or extend any loans or advances to, or investments in, any of its affiliates, parent, subsidiaries, owners, directors, employees, members, officers, managers or other related persons or entities including, without limitation, SIELOX, LLC.

7.8

Change in Ownership or Management.   Without the prior consent of Bank, (a) Borrower will not make any material change in the management of Borrower from the current management as of the date hereof, except by reason of death, disability or retirement, or (b) Borrower will not permit a material change in the ownership of Borrower from the present ownership.

7.9

Additional Restricted Payments/Expenses.   Annual upstream payments or expenses from Borrower to Guarantor, SIELOX, INC., shall not exceed the lesser of (i) $1,500,000.00, or (ii) the actual amount of Guarantor’s normal corporate overhead operating expenses. Further, any and all such payments or expenses shall be used only to cover Guarantor’s normal corporate operating expenses and not for any other purpose whatsoever.

Nothing in this Section 7 shall be deemed to extend the availability of the Revolving Line beyond the time noted in Section 13 hereof.

SECTION 8.   Events of Default; Acceleration.

Any or all of the obligations, indebtedness and liabilities of Borrower to Bank, including, without limitation, the Liabilities, shall be, at the option of Bank and notwithstanding any time or credit allowed by any of the Loan Documents or any other document, agreement or instrument evidencing any of the Liabilities, immediately due and payable without notice or demand, and the obligation of Bank to make advances hereunder shall immediately cease and terminate upon and after the occurrence of any of the following events of default:

(a)

default in the payment or performance, when due or payable, of any of the Liabilities of Borrower or any liability or obligation (whether now or hereafter existing, arising or incurred, direct or indirect, conditional or unconditional) of any endorser, Guarantors, or surety for any of the Liabilities of Borrower to Bank;

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(b)

failure by Borrower, any Guarantors or any other person or entity, as applicable, to (i) payor perform any act or obligation imposed hereby or by any of the other Loan Documents, or (ii) comply with any of the terms, conditions, warranties, covenants or requirements contained or referenced herein or in one or more of the other Loan Documents;

(c)

failure of Borrower or any other person or entity, as applicable, to pay any tax prior to delinquency, other than taxes which are being contested in good faith by appropriate proceedings, diligently conducted;

(d)

failure of Borrower or any other person or entity, as applicable, to pay any premium on any insurance policy assigned to Bank, or any insurance covering any Collateral, prior to any lapse or cancellation of such insurance;

(e)

if any warranty or representation contained herein shall prove false or misleading or if Borrower or any endorser, Guarantors or surety for any of the Liabilities of Borrower to Bank made or makes any other misrepresentation to Bank for the purpose of obtaining credit or any extension of credit;

(f)

failure of Borrower or any endorser, Guarantors, or surety for any of the Liabilities of Borrower to Bank to furnish financial information within five (5) days of the date the same is required to be furnished, or to permit the inspection of the books or records or Collateral of Borrower or of any endorser, Guarantors or surety for any of the Liabilities of Borrower to Bank;

(g)

Borrower or any Guarantor shall involuntarily (i) have an order, judgment, or decree entered against it by any tribunal pursuant to any debtor relief law that could suspend or otherwise affect any of the rights granted to Bank in any of the Loan Documents, and such order, judgment, or decree is not permanently stayed, vacated, or reversed within sixty (60) days after the entry thereof, or (ii) have a petition filed against it or any of its property seeking the benefit or benefits provided for by any debtor relief law that would suspend or otherwise affect any of the rights granted to Bank in any of the Loan Documents, and such petition is not discharged within sixty (60) days after the filing thereof;

(h)

the failure to have discharged within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceedings against any of the material assets of Borrower or any Guarantor;

(i)

the death, dissolution, incapacity or liquidation of Borrower or of any endorser, Guarantors or surety for any of the Liabilities of Borrower to Bank;

(j)

calling of a meeting of creditors, appointment of a committee of creditors or liquidation agents, or offering of a composition or extension to creditors by, for or of Borrower or by, for or of any endorser, Guarantors or surety for any of the Liabilities of Borrower to Bank;

(k)

bankruptcy or Insolvency of Borrower or of any of Borrower’s owners, or of any endorser, Guarantors or surety for any of the Liabilities of Borrower to Bank;

(l)

any change in the ownership, nature, control or structure of Borrower without the prior written consent of Bank;

(m)

failure of Borrower or any other person or entity, as applicable, to maintain any insurance required hereunder and/or assigned or pledged to Bank in connection herewith;

(n)

default in the due and punctual payment of any dept having an aggregate unpaid principal balance outstanding (whether or not then due and payable) of $25,000.00 or more, or in the due performance or observation of any covenant or condition or any indenture or other agreement executed in connection therewith, and such default shall have continued beyond any applicable notice, grace or cure period;

(o)

failure to perform or comply with any covenant, agreement or other obligation to be performed, observed or complied with by Borrower or Guarantor for the benefit of a person other than Bank, subject to any grace and/or cure periods provided therein, which failure could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), or assets of Borrower or Guarantor, the ability of Borrower or Guarantor to perform its obligations under any Loan Documents, or the enforceability of any Loan Document;

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(p)

fraud or material misrepresentation by or on behalf of Borrower or any Guarantors in its transactions with Bank;

(q)

such a change in the condition or affairs (financial or otherwise) of Borrower or of any endorser, Guarantors or surety for any of the Liabilities of Borrower to Bank or of the Collateral or any other source of repayment of or security for any of the Liabilities which, in the opinion of Bank, materially impairs Bank’s security or materially increases its risk;

(r)

any material breach or violation of or failure to abide by any warranty, covenant, term or provision of this Agreement, the Note or any of the other Loan Documents; Bank’s not obtaining or maintaining a first perfected security interest in any of the Collateral; or the termination, cancellation or revocation of any of the Loan Documents without Bank’s consent or the determination by Bank that any of the Loan Documents is void, voidable or unenforceable;

(s)

a judgment against Borrower, in excess of $50,000.00 which is not covered by applicable insurance, remaining unpaid, unstayed or undismissed for a period of more than five (5) days;

(t)

Borrower discontinuing doing business for more than five (5) consecutive calendar days during any year for any reason;

(u)

the dissolution of Borrower or Guarantor for any reason whatsoever;

(v)

any default or event of default under the Note or any of the other Loan Documents and such default or event of default shall have continued beyond any applicable notice, grace or cure period; or

(w)

a default or event of default under any I-ledge Agreement.

SECTION 9.   Power to Sell or Collect Collateral.

Following any of the above events of default and during the continuation of the same, Bank shall have, in addition to all other rights and remedies, the remedies of a secured party under the Uniform Commercial Code of Texas (regardless of whether the Uniform Commercial Code has been enacted in the jurisdiction where rights or remedies are asserted), including, without limitation, the right to take possession and dispose of the Collateral, and for that purpose Bank may, so far as Borrower can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom or take possession of same and/or store the same on such premises for a reasonable time pending disposition under the terms of this Agreement or applicable law. Bank may require Borrower to assemble the Collateral and make it available to Bank at a place designated by Bank which is reasonably convenient to both parties. Unless the Collateral is perishable or is of a type customarily sold on a recognized market, Bank shall give to Borrower at least ten (10) days’ prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. Bank may, at any time, in its discretion, transfer any securities or other property constituting Collateral into its own name or that of its nominee and receive the income therefrom and hold the same as security for the Liabilities or apply it on principal, interest, charges or expenses due on Liabilities in any manner deemed appropriate by Bank. Bank may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize upon Collateral as Bank may determine, whether or not Liabilities or Collateral are then due, and Bank may receive, open and dispose of mail addressed to Borrower and sign and endorse notes, checks, drafts, money orders, certificates and documents of title and related forms or other evidences of payment, shipment or storage or any form of Collateral on behalf of and in the name of Borrower as Borrower’s attorney-in-fact for such purpose. Bank may apply Collateral and the Proceeds from any Collateral against the Liabilities secured hereby in any manner deemed appropriate by Bank. The enumeration of the foregoing rights is not intended to be exhaustive, and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. As against the obligations secured hereby, Borrower hereby expressly waives all claims and all rights to claim any exemptions, both as to personal and real property, allowed or allowable under the Constitution or laws of the United States, the State of Texas or any other jurisdiction. Any notice to Borrower of sale, disposition or other intended action by Bank, required by law to be given to Borrower, sent to Borrower at the address of Borrower shown on the first page of this Agreement or at such other address of Borrower as may from time to time be shown on Bank’s records, at least five (5) days prior to such action, shall constitute reasonable notice to Borrower. Bank may resort to any security given by this Agreement or to any other security now existing or hereafter given to secure the payment of Borrower’s Liabilities, in whole or in part, and in such portions and in such order as may seem best to Bank in its sole discretion, and any such action shall not in any way be considered as a waiver of any of the rights, benefits, or security interests evidenced by this Agreement or any of the other Loan Documents. Bank may, at all times, proceed directly against Borrower to enforce payment of Borrower’s Liabilities and shall not be required first to enforce its rights in the Collateral or any other security granted to it. Bank shall not be required to take any action of any kind to preserve, collect, or protect Bank’s or Borrower’s rights in the Collateral or any other security granted to Bank.

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SECTION 10.   Set Off.

Bank and any participant and any holder of all or any part of the Liabilities are given hereby as additional security for all Liabilities a continuing lien and security interest in and upon any and all moneys, securities and other property of Borrower and the Proceeds thereof, now or hereafter held or received by or in transit to Bank (or such participant or holder) from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposit balances (general or special) and credits of Borrower with, and any and all claims of Borrower against Bank (or such participant or holder) at any time existing, and upon the occurrence of an event of default hereunder, Bank (or such participant or holder) may apply or set off the same against the Liabilities secured hereby or by any of the other Loan Documents in any manner deemed appropriate by Bank (or such participant or holder). Borrower agrees that any other person or entity purchasing a participation from Bank may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such person or entity were the direct creditor of Borrower in the amount of such participation.

SECTION 11.   Waivers.

Except as otherwise expressly provided herein, Borrower waives demand, presentment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, notice of acceptance of this Agreement, and notice of advances and loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect both to the Liabilities and Collateral, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of any or all of the Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as Bank may deem advisable. Bank shall have no duty as to the collection or protection of any or all of the Collateral or any income therefrom, nor as to the preservation of any rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody of Collateral in its possession. Bank may exercise its rights with respect to Collateral without resorting or regard to other Collateral or sources of reimbursement for the Liabilities. Bank shall not be deemed to have waived any of its rights upon or under any of the Liabilities or Collateral unless such waiver be in writing and signed by Bank. No course of dealing and no delay or omission on the part of Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on anyone occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of Bank with respect to Liabilities or Collateral, whether evidenced hereby, by any of the other Loan Documents or by any other instrument or paper, shall be cumulative and may be exercised singularly or concurrently. Bank reserves the right to assess and collect a fee in connection with any agreement by Bank to waive the violation of any covenant contained in the Loan Documents or to waive or forego its rights and remedies upon the occurrence of an event of default. This section shall not in any respect obligate Bank to waive the violation of any covenant or to forego its rights and remedies upon the occurrence of an event of default, which Bank mayor may not do in its sole discretion.

SECTION 12.   Expenses; Proceeds of Collateral.

Irrespective of whether the proceeds of the Revolving Line are disbursed, Borrower shall pay all fees and expenses, including, without limitation, legal fees and expenses, filing fees, insurance premiums and expenses, appraisal fees, recording costs and taxes (except taxes measured by Bank’s income) incurred by Bank or Borrower from time to time in connection with the preparation and closing, filing, administration, amendment and modification of the Revolving Line, this Agreement, the Note and the other Loan Documents and those documents and instruments associated with the perfection and creation of the security interests and other rights granted pursuant hereto or pursuant to any of the other Loan Documents and Bank’s selling, negotiating, documenting and/or enforcing participations in the Revolving Line and the Loan Documents. Borrower shall pay to Bank on demand any and all such fees and expenses incurred or paid by Bank, together with any and all fees, expenses and costs (a) of collection or (b) otherwise incurred or paid by Bank in protecting, enforcing or realizing its rights upon or with respect to any of the Liabilities, the Loan Documents or the Collateral (including, without limitation, reasonable counsel fees, including, without limitation, those incurred in connection with any appeal or any bankruptcy proceedings). After deducting all of said fees and expenses, the residue of any proceeds of collection or sale of Liabilities or Collateral shall be applied to the Liabilities and interest, charges and expenses constituting or related to the Liabilities in such order of preference as Bank may determine, proper allowance for Liabilities not then due being made, and, to the extent allowed by law, without limiting any of Borrower’s or any Guarantors’ obligations or any of Bank’s rights under the Loan Documents, Borrower and Guarantors shall remain liable for any deficiency. In addition and without limiting the foregoing, Borrower shall pay and shall indemnify Bank for all fees, losses, costs and expenses incurred by Bank in connection with the L/C’s and/or the L/C Documents, including, without limitation, legal fees and expenses, arising from or related to the L/C’s and/or the L/C Documents.

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 14

SECTION 13.   Duration; Extension.

The Revolving Line shall terminate on the Maturity Date, at which time all principal, interest, charges and expenses outstanding hereunder, under the Note or under any of the other Loan Documents shall be due and payable in full unless due sooner under the terms of the Note, this Agreement or any of the other Loan Documents. It is understood that any extension hereof may require a revision of certain provisions of this Agreement. No modification or amendment of this Agreement or extension of the Maturity Date shall be effective unless placed in writing and duly executed by Bank and Borrower. It is expressly agreed that this Agreement shall survive the maturity or termination of the Revolving Line in all respects necessary for Bank to exercise its rights and remedies hereunder and with respect to the Collateral. The maturity or termination of the Revolving Line shall in no way affect any transactions entered into or rights created or obligations incurred prior to such maturity or termination; rather, such rights and obligations shall be fully operative until the same are fully disposed of, concluded and/or liquidated. Without limitation to the generality of the foregoing, such maturity or termination shall not release nor diminish any of (i) Borrower’s obligations and agreements, or (ii) Bank’s rights and remedies arising hereunder or in connection herewith until full and final payment and performance of all of the Liabilities. This Agreement shall be a continuing agreement in every respect.

SECTION 14.   General.

Any demand upon or notice to Borrower that Bank may elect to give shall be effective (i) upon delivery if such notice is given personally, or (ii) upon the third day following the date of dispatch if deposited in the mails, addressed to Borrower at the address noted on the first page of this Agreement or, if Borrower has notified Bank in writing of a change of address, to Borrower’s last address so notified, or (iii) upon receipt if by facsimile or telecopy. Demands or notices addressed to Borrower’s address at which Bank customarily communicates with Borrower shall also be effective. [f at any time or times by assignment or otherwise Bank transfers any of the Liabilities (either separately or together with the Collateral therefor), such transfer shall carry with it Bank’s powers and rights under this Agreement and the other Loan Documents with respect to the Liabilities and/or Collateral transferred, and the transferee shall become vested with said powers and rights whether or not they are specifically referred to in the transfer. [f and to the extent Bank retains any of the Liabilities or Collateral, Bank will continue to have the rights and powers herein set forth with respect thereto. All notices provided to Bank by Borrower under or related to any of the Loan Documents shall be sent to the address of Bank noted on the first page of this Agreement, with a copy to COMPASS BANK, 15 South 20th Street, Suite 1601, Birmingham, Alabama 35233; Attention: Ms. Nancy Morgan; no notice sent to Bank shall be effective until received by Bank. THE NOTE, THIS AGREEMENT AND ALL OF THE OTHER LOAN DOCUMENTS, AND ALL RIGHTS AND OBLIGATIONS HEREUNDER AND THEREUNDER, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, EXCEPT THAT ANY CONFLICT OF LAWS RULE OF SUCH JURISDICTION THAT WOULD REQUIRE REFERENCE TO THE LAWS OF SOME OTHER JURISDICTION SHALL BE DISREGARDED. ANY SUITS, CLAIMS OR CAUSES OF ACTION ARISING DIRECTLY OR INDIRECTLY FROM THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS OR ANY OTHER AGREEMENTS OR INSTRUMENTS BETWEEN BANK AND BORROWER RELATING TO SUCH DOCUMENTS MAY BE BROUGHT IN A COURT OF APPROPRIATE JURISDICTION IN DALLAS COUNTY, TEXAS AND OBJECTIONS TO VENUE AND PERSONAL JURISDICTION IN SUCH FORUM ARE HEREBY EXPRESSLY WAIVED. THIS AGREEMENT HAS BEEN NEGOTIATED AND IS BEING EXECUTED AND DELIVERED IN THE STATE OF TEXAS, OR IF EXECUTED BY BORROWER ELSEWHERE, SHALL BECOME EFFECTIVE UPON BANK’S RECEIPT AND ACCEPTANCE OF THE EXECUTED ORIGINAL OF THIS AGREEMENT IN THE STATE OF TEXAS; PROVIDED, HOWEVER, THAT BANK SHALL HAVE NO OBLIGATION TO GIVE, NOR SHALL BORROWER BE ENTITLED TO RECEIVE ANY NOTICE OF SUCH RECEIPT AND ACCEPTANCE FOR THIS AGREEMENT TO BECOME A BINDING OBLIGATION OF BORROWER. IT IS INTENDED, AND BORROWER AND BANK SPECIFICALLY AGREE, THAT THE LAWS OF THE STATE OF TEXAS GOVERNING INTEREST SHALL APPLY TO THIS TRANSACTION. BORROWER HEREBY ACKNOWLEDGES THAT (I) THE NEGOTIATION, EXECUTION, AND DELIVERY OF THE LOAN DOCUMENTS CONSTITUTE THE TRANSACTION OF BUSINESS WITHIN THE STATE OF TEXAS, (II) ANY CAUSE OF ACTION ARISING UNDER ANY OF SAID LOAN DOCUMENTS WILL BE A CAUSE OF ACTION ARISING FROM SUCH TRANSACTION OF BUSINESS, AND (III) BORROWER UNDERSTANDS, ANTICIPATES, AND FORESEES THAT ANY ACTION FOR ENFORCEMENT OF PAYMENT OF THE REVOLVING LINE OR THE LOAN DOCUMENTS MAY BE BROUGHT AGAINST IT IN THE STATE OF TEXAS. TO THE EXTENT ALLOWED BY LAW, BORROWER HEREBY SUBMITS TO JURISDICTION IN THE STATE OF TEXAS FOR ANY ACTION OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THE REVOLVING LINE OR THE LOAN DOCUMENTS AND WAIVES ANY AND ALL RIGHTS UNDER THE LAWS OF ANY STATE OR JURISDICTION

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 15

TO OBJECT TO JURISDICTION OR VENUE WITHIN DALLAS COUNTY, TEXAS; NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS PARAGRAPH SHALL PREVENT BANK FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST BORROWER, ANY GUARANTORS, ANY SECURITY FOR THE REVOLVING LINE, OR ANY OF BORROWER’S OR ANY GUARANTORS’ PROPERTIES IN ANY OTHER COUNTY, STATE, OR JURISDICTION. INITIATING SUCH ACTION OR PROCEEDING OR TAKING ANY SUCH ACTION IN ANY OTHER STATE OR JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER BY BANK OF ANY OF THE FOREGOING. Nothing contained herein, or in any of the documents contemplated hereby, shall be deemed to render Bank on the one hand, and Borrower on the other hand, partners or venturers for any purpose.

SECTION 15.   Miscellaneous.

In the event of actual conflict in the terms and provisions of this Agreement and any of the other Loan Documents or any other document, instrument or agreement executed in connection with this Agreement or described or referred to in this Agreement, the terms and provisions most favorable to Bank shall control. No modification, consent, amendment or waiver of any provision of this Agreement or any of the other Loan Documents, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Bank, and then shall be effective only in the specific instance and for the purpose for which given. This Agreement and each of the other Loan Documents are binding upon Borrower, its successors and assigns, and inure to the benefit of Bank, its successors and assigns. Borrower may not assign or delegate any of its rights or obligations under the Revolving Line, this Agreement or any of the other Loan Documents. All representations and warranties of Borrower herein, and all covenants and agreements of Borrower herein, in the other Loan Documents, or in any other document delivered hereunder or in connection herewith, shall survive the execution of this Agreement and shall be deemed continuing representations, warranties, covenants and agreements.

This Agreement and each of the other Loan Documents shall be deemed to be drafted by all parties hereto and shall not be construed against any party hereto. In the event anyone or more of the terms or provisions contained in this Agreement, in any of the other Loan Documents or in any other instrument or agreement referred to herein or executed in connection with or as security for the Liabilities, or any application thereof to any person or circumstances, shall be declared prohibited, illegal, invalid or unenforceable to any extent in any jurisdiction, as determined by a court of competent jurisdiction, such term or provision, in that jurisdiction, shall be ineffective only to the extent of such prohibition, illegality, invalidity or unenforceability, or as applied to such persons or circumstances, without invalidating or rendering unenforceable the remaining terms or provisions hereof or thereof or affecting the validity or enforceability of such term or provision in any other jurisdiction or as to other persons or circumstances in such jurisdiction, unless such would effect a substantial deviation from the general intent and purpose of the parties, make a significant change in the economic effect of the transactions contemplated herein on Bank, or impair the validity or perfection of Bank’s security interest in any Collateral or the validity of any guaranty or other security for the Liabilities, in which event a substitute provision shall be supplied by the court in order to provide Bank with the benefits intended by such invalid term or provision. Borrower hereby expressly acknowledges and agrees that Bank may share with and disclose to any participant and any of Borrower’s other creditors information regarding Borrower, the Liabilities and the Collateral as and when Bank determines is necessary or convenient to establish and confirm to Bank’s and any participant’s and any other creditor’s satisfaction Bank’s rights against Borrower and rights and priority in the Collateral. The table of contents hereto and the headings of the sections, paragraphs and subdivisions of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

SECTION 16.   Compliance With Laws.   It is the intention of Bank and Borrower to conform strictly to any applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under any applicable law, then, in that event, notwithstanding anything to the contrary in this Agreement, the other Loan Documents, or any other agreement entered into in connection with or as security for or guaranteeing the Revolving Line, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged, or received by Bank under or in connection with the Revolving Line shall under no circumstances exceed the Highest Lawful Rate (as defined below), and any excess shall be canceled automatically and, if theretofore paid, shall, at the option of Bank, be credited by Bank on the principal amount of any indebtedness owed to Bank by Borrower or refunded by Bank to Borrower, and (ii) in the event that the payment of the Revolving Line is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Bank may never include more than the Highest Lawful Rate and excess interest, if any, to Bank provided for in this Agreement or the other Loan Documents or otherwise with respect to the Revolving Line shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of Bank, be credited by Bank on the principal amount of any indebtedness owed to Bank by Borrower or refunded by Bank to Borrower.

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 16

“Highest Lawful Rate” means the maximum non-usurious interest rate that at any time or from time to time may be contracted for, taken, reserved, charged, or received on amounts due to Bank, under laws applicable to Bank with regard to the Revolving Line that are presently in effect or, to the extent allowed by law, under such applicable laws that allow a higher maximum non-usurious rate than applicable laws now allow

17.

WAIVER OF JURY TRIAL.   TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF BANK IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT THEREOF.

18.

STATUTE OF FRAUDS NOTICE.   THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 17

EXECUTED as of the   21   day of   August  , 2009

BORROWER:

COSTAR VIDEO SYSTEMS, L/C

By:  /s/ James Pritchett

Name:  James Pritchett

Title:  President

BANK:

COMPASS BANK

By:  /s/ John Treal

Name:  John Treal

Title:  Senior Vice President

GUARANTOR:

SIELOX, INC.

By:  /s/ Melvyn Brunt

Name:  Melvyn Brunt

Title:  Secretary

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 18

THE STATE OF TEXAS §

                                            §

COUNTY OF DALLAS   §

BEFORE ME, the undersigned authority, in and for said County and State, on this day personally appeared /s/ James Pritchett, of COSTAR VIDEO SYSTEMS, L/C known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this   21   day of   August  , 2009

/s/ Vicki S Henderson

Notary Public in and for

the State of Texas

THE STATE OF TEXAS §

                                            §

COUNTY OF DALLAS   §

BEFORE ME, the undersigned authority, in and for said County and State, on this day personally appeared /s/ John Treal, of COMPASS BANK known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this   21   day of   August  , 2009

/s/ Vicki S Henderson

Notary Public in and for

the State of Texas

THE STATE OF NEW JERSEY §

                                                       §

COUNTY OF GLOUCESTER    §

BEFORE ME, the undersigned authority, in and for said County and State, on this day personally appeared MELVYN BRUNT, of SIELOX, INC. known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this   21   day of   August  , 2009

/s/ Linda Lilly

Notary Public in and for

the State of New Jersey

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 19

ADDENDUM A

DEFINITIONS

1.

“Account” and “Account Receivable” shall mean and include all accounts, accounts receivable, notes, notes receivable, contracts, contract rights, retail installment sales contracts, drafts, documents, documents of title, warehouse receipts, bills of lading, title retention and lien instruments, security agreements, acceptances, instruments, conditional sales contracts, chattel mortgages, chattel paper, general intangibles, and other forms of obligation and rights to payment and receivables whether or not yet earned by performance, including, without limitation, state and federal tax refunds.

2.

“Account Debtor” shall mean the party who is obligated on or under any Account Receivable.

3.

“Borrower’s Loan Account” shall mean the account on the books of Bank in which Bank will record loans and other advances made by Bank to or on behalf of Borrower pursuant to the Agreement, payments received on such loans and advances and other appropriate debits and credits as provided by the Agreement or any of the other Loan Documents.

4.

“Collateral” shall mean any and all property in which Bank acquired, now has, by this Agreement or any of the other Loan Documents (as defined herein) acquires, or hereafter acquires a security interest or other rights or interests as security for the Liabilities (as defined herein) and without limiting the foregoing expressly includes the property described in Section of the Agreement.

5.

“Current Assets” means the current assets of a person determined in accordance with generally accepted accounting principles consistently applied as of the date hereof.

6.

“Current Liabilities” means the current liabilities of a person determined in accordance with generally accepted accounting principles consistently applied as of the date hereof.

7.

An “Eligible Account Receivable” shall mean an Account Receivable of Borrower in which Bank holds a first perfected security interest which meets each of the following requirements and is otherwise acceptable to Bank:

(a)

it arises from the sale or lease of goods or from services rendered, such goods have been shipped or delivered to the Account Debtor under such Account Receivable and such services have been fully performed and have been accepted by the Account Debtor, and Borrower’s full right to payment for all sums due from such Account Debtor with respect to such Account Receivable shall have been earned and then be due and payable;

(b)

it is a valid and legally enforceable obligation of the Account Debtor thereunder according to its express terms, and is not subject to any offset, counterclaim, crossclaim, or other defense on the part of such Account Debtor denying liability thereunder in whole or in part;

(c)

it is not subject to any mortgage, lien, security interest, right of a surety under a performance bond or otherwise or similar adverse rights or interests whatsoever other than the security interests granted to Bank hereunder;

(d)

it is evidenced by an invoice, dated the date of shipment (in the case of goods sold or leased) other than with respect to an approved bill and hold or the date of performance (in the case of services rendered) and having payment terms acceptable to Bank, rendered to such Account Debtor, and is not evidenced by an instrument, note, draft, title retention and lien instrument, security agreement, acceptance, conditional sales contract, chattel mortgage or chattel paper and further, if requested by Bank, a copy of such invoice shall have been delivered to and received by Bank;

(e)

it is not owing by an Account Debtor whose obligations with respect to which Bank, acting in its discretion, shall have notified Borrower in writing are not deemed to constitute an Eligible Account Receivable;

(f)

it is not due from an affiliated or related corporation or entity, subsidiary corporation or entity, parent corporation or entity, or any owner, officer, director, manager or employee of Borrower or of any such affiliated, related, subsidiary, or parent corporation or entity, or any individual who is a relative of anyone or more of the foregoing by blood or marriage;

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 20

(g)

it does not constitute, require or provide for progress billings, retainages or deferred payments under a contract not fully performed;

(h)

it does not constitute, in whole or in part, interest or finance charges on outstanding balances, any amount received as a down payment or prepayment or other principal reduction or similar payment, any chargebacks or contra amounts or accounts;

(i)

it is an Account Receivable with respect to which no return, rejection, cancellation, or repudiation shall have occurred or have been

(j)

it is an Account Receivable with respect to which Borrower continues to be in full conformity with the representations, warranties and covenants of Borrower made with respect thereto;

(k)

it is not subject to any sales terms, trial terms, sales-or-return terms, consignment terms, guaranteed sales or performance terms, minimum sales terms, C.O.D. terms, cash terms, or similar terms or conditions;

(l)

it is not owed by an Account Debtor that is not an individual residing in the United States or a corporation or partnership organized and validly existing under the laws of a state within the United States, unless the payment of such Account is supported by a letter of credit in form and substance and issued by an issuer acceptable to Bank. Notwithstanding the foregoing, Accounts owed by Account Debtors residing in or organized under the laws of Canada (exclusive of Account Debtors residing in or organized in the Province of Quebec) may be considered Eligible Accounts Receivable with Bank approval;

(m)

it is not an Account Receivable subject, in whole or in part, to any “bill and hold” or similar arrangement pursuant to which the invoice is delivered prior to the actual delivery of the sold or leased goods or the performance of the services;

(n)

it is not an Account Receivable in which a partial payment has been made to anyone, any set-off or counterclaim to such Account exists, the Account is a “contra” Account, or an agreement has been made with any person under which any deduction or discount may be claimed other than discounts allowed by Borrower for prompt payment;

(o)

the Account is not now owing by an Account Debtor which has (i) become or been adjudicated as bankrupt or insolvent, (ii) filed a voluntary petition seeking reorganization or an arrangement with creditors or to take advantage of or seek any relief under any debtor relief laws, or (iii) filed an answer admitting the material allegations of or consenting to, or default in, a petition filed against such Account Debtor in any bankruptcy, liquidation, conservatorship, moratorium, insolvency, or reorganization, or other insolvency proceeding;

(p)

it is not an Account Receivable with respect to which ninety (90) days or more shall have passed since the relevant invoice date;

(q)

it is not owed by any Account Debtor with respect to which twenty percent (20%) or more of its total Accounts owing to Borrower remain unpaid after ninety (90) days from the relevant invoice date;

(r)

it is not an Account owed by an Account Debtor whose aggregate Account balance with Borrower exceeds twenty percent (20%) of the total value of Borrower’s total Accounts; provided, however, that such Accounts shall be excluded from the definition of Eligible Account Receivable only to the extent to which Accounts exceed twenty percent (20%) of the Accounts of Borrower;

(s)

it is not an Account owed by the United States Government or any other governmental body, agency, entity or authority, unless (i) such Account arises from a government contract that is a United States Government contract in form and substance acceptable to Bank (“Government Contract”), (ii) Borrower shall have provided to Bank a copy of the relevant Government Contract, and (iii) Borrower and Bank have completed and executed a Notice of Assignment and any and all other forms and documents necessary to assign Borrower’s right, title and interest in such Government Contract and all Accounts and other rights arising thereunder to Bank in accordance with the Federal Assignment of Claims Act (as amended) or any other applicable law; or

(t)

it is an Account which is payable in United States dollars.

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 21

8.

“Eligible Inventory” shall mean Borrower’s finished-goods Inventory in which Bank holds a first perfected security interest, and which meets each of the following requirements and is otherwise acceptable to Bank:

(a)

it is not private label or styled type or otherwise subject to special marketing conditions or marketability limitations judged by Bank, in its sole discretion, to be unacceptable;

(b)

it is not supplies, parts, raw materials or work in process nor does it include any shipping or packaging materials;

(c)

it is not materials or supplies used or to be used, or consumed or to be consumed in the normal course of business of Borrower;

(d)

it is new and unused and not damaged, defective or obsolete;

(e)

it is owned by Borrower and is not subject to any lien or security interest whatsoever other than the security interest granted to Bank hereunder;

(f)

it is held for sale in the normal and ordinary course of business;

(g)

it is located at Borrower’s place of business in Carrollton, Texas;

(h)

it is not of a type of inventory that is subject to any recall, class action litigation, governmental action, order, inquiry or investigation;

(i)

it is not located on any leased premises unless Bank has a signed landlord subordination agreement from the relevant landlord in form and substance acceptable to Bank;

(j)

it is not on consignment and no warehouse receipt or document of title is or shall have been issued in respect of such Inventory;

(k)

it is not Inventory that Bank, in its reasonable discretion, has determined to be unmarketable or unacceptable; and

(l)

it is not an item, type or class of inventory which turns less than once each 365 days.

Notwithstanding the foregoing definition of “Eligible Inventory,” Borrower and Bank acknowledge and agree that Bank, in its sole discretion, has the right hereunder to reduce the dollar value of Borrower’s Eligible Inventory by the value of the Slow Moving Reserve calculated by Bank as set forth in this Agreement to adjust for Inventory which Bank determines, in its sole discretion, to be slow moving, together with such other reserves as Bank may establish.

9.

“Guarantor” means SIELOX, INC., a Delaware corporation, and any other individual or entity that has guaranteed payment of the Liabilities.

10.

“Insolvency” of Borrower or any other person or entity shall mean that there shall have occurred with respect to Borrower or such other person or entity one or more of the following events: dissolution, termination of existence, liquidation, insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by or against Borrower or such other person or entity, or institution of any action or proceeding with respect to Borrower or such other person or entity under or pursuant to any insolvency laws relating to the relief of debtors by or against Borrower or such other person or entity, institution of proceedings in bankruptcy or with respect to the readjustment of indebtedness, reorganization, composition or extension by or against Borrower or such other person or entity (including, without limitation, under or pursuant to the United States Bankruptcy Code, as amended, or under any similar law at any time enacted), or if any action shall be taken for the purpose of effecting any of the foregoing.

11.

“Inventory” shall mean all inventory (as defined in the Uniform Commercial Code as enacted in the State of Texas, or in any other jurisdiction) and all finished goods, other goods, merchandise and other personal property now owned or hereafter acquired by Borrower which are held for sale, lease, or rental or are furnished or to be furnished under a contract of service and all raw materials, work in process, component parts, materials or supplies used or to be used, or consumed or to be consumed, in Borrower’s business, and related products and all goods represented thereby, wherever located, and all such goods that may be reclaimed or repossessed from or returned by Borrower’s customers, and all shipping and packaging materials relating to any of the foregoing.

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 22

12.

“Liabilities” shall mean any and all obligations, indebtedness and liabilities of Borrower to Bank or any affiliate of Bank of every kind and description, whether direct or indirect, absolute or contingent, joint or several, due or to become due, liquidated or unliquidated, now existing or hereafter arising, and all extensions, modifications, renewals, and refinancings thereof, regardless of how such Liabilities arise or by what agreement or instrument (if any) they may be evidenced and include obligations to perform acts and refrain from taking actions as well as obligations to pay money. Without limiting the foregoing, Liabilities shall specifically include all liabilities and obligations of Borrower hereunder and the obligation to repay the indebtedness evidenced by the Note. Without limiting the foregoing, Liabilities also shall include all obligations heretofore, now or hereafter incurred by Borrower under any agreement between Borrower and Bank or any affiliate of Bank, including but not limited to an ISDA Master Agreement whether now existing or hereafter entered into, which provides for an interest rate, currency, equity, credit or commodity swap, cap, floor or collar, spot or foreign currency exchange transaction, cross currency rate swap, currency option, any combination of, or option with respect to, any of the foregoing or similar transactions, for the purpose of hedging Borrower’s exposure to fluctuations in interest rates, exchange rates, currency, stock, portfolio or loan valuations or commodity prices (each a “Hedge Agreement”). Without limiting the foregoing, Liabilities shall specifically include all liabilities and obligations of Borrower evidenced by or arising under or in connection with (a) this Agreement; (b) the Note; and (c) any letters of credit heretofore, now or hereafter issued by Bank at Borrower’s request (the “L/C’s”) and any related promissory notes, documents, instruments and agreements as hereafter may be amended, renewed, substituted, replaced, modified and/or extended (collectively referred to as the “L/C Documents”).

13.

“Loan Documents” shall mean and include the Note, this Agreement, the L/C Documents and any subordination agreements, intercreditor agreements and other agreements, documents and instruments now or hereafter evidencing, securing, guaranteeing (including, without limitation, an Unlimited Guaranty executed by Guarantors) or relating to the Revolving Line or any of the other Liabilities, obligations or indebtedness of Borrower to Bank, as the same may be amended.

14.

“Net Worth” and “Current Maturities of Long Term Debt” shall be defined and calculated in accordance with generally accepted accounting principles consistently applied as of the date hereof.

15.

“Permitted Liens” shall mean any of the following (but only to the extent the same do not or could not, in Bank’s reasonable opinion, jeopardize Bank’s rights or priority in or to any Collateral):

(a)

liens of carriers, warehousemen, landlords, mechanics, laborers and materialmen arising by law for sums which are (i) not yet due or (ii) being diligently contested in good faith and with respect to which Borrower has set aside sufficient reserves with Bank;

(b)

liens for taxes which are (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings and with respect to which Borrower has set aside sufficient reserves with Bank;

(c)

security interests in Borrower’s equipment provided that they are limited to those securing a portion of the purchase price of said equipment; and

(d)

pledges or deposits in connection with or to secure worker’s compensation or unemployment insurance.

16.

“Proceeds” shall mean all cash proceeds, non-cash proceeds and all forms of payment and other property received or due from the sale, lease, rental, transfer, disposition, licensing, collection, use or exchange of property constituting Collateral hereunder and any and all claims against any third party for loss of or damage to any Collateral, including insurance, contract and tort claims, and further, without limiting the generality of the foregoing, Proceeds shall include all Accounts, checks, cash, money orders, drafts, chattel paper, general intangibles, instruments, notes and other documents evidencing payment and payment obligations to Borrower for the sale, lease, rental, transfer, disposition, licensing, collection, use or exchange of Collateral.

17.

“Slow Moving Reserve” shall mean a dollar amount determined by multiplying Borrower’s Eligible Inventory by a percentage (as of the date of this agreement based upon twenty-nine percent (29%); provided, however, that such percentage may at any time after the date of this Agreement be changed by Bank in its sole discretion) which sum shall be subtracted from Borrower’s Eligible Inventory to reserve for items of Inventory for which the Bank determines, in its sole discretion, to be slow moving and/or obsolete.

18.

“Subordinated Debt” shall mean all such debts, obligations or indebtedness owing from Borrower and/or Guarantor (as applicable) to others which have been and remain subordinated to all Liabilities owing from Borrower and/or Guarantor (as applicable) to Bank pursuant to Subordination Agreement(s) in form and substance acceptable to Bank.

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 23

19.

“Tangible Net Worth” shall mean Net Worth, plus Subordinated Debt, less (i) any and all loans and other advances to and investments in affiliates, subsidiaries, owners, parent, employees, officers, managers, directors or other related entities; (ii) notes, notes receivable, accounts, accounts receivable, intercompany receivables, and other amounts owing from affiliates, subsidiaries, owners, parent, employees, officers, directors, managers or other related entities; and (iii) any and all goodwill and other intangibles.

20.

“Total Debt” shall mean all of Borrower’s indebtedness and liabilities owing to Bank or any other person or entity, whether now or hereafter existing, created or arising, direct or indirect, joint or several, including, without limitation, the Liabilities, less Subordinated Debt.

21.

Any terms used to describe Bank’s security interest under the Agreement not specifically defined in the Agreement shall have the meanings and definitions given those terms under the Uniform Commercial Code of Texas as may be amended.

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 24

EXHIBIT A

ACCOUNTS RECEIVABLE AND INVENTORY RECONCILIATION

[SEE ATTACHED FORM PROVIDED BY COMPASS BANKI

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 25

ACCOUNTS RECEIVABLE AND INVENTORY RECONCILIATION

Company:	Costar Video	Number:
Line Amount:	$4,000,000.00	Date:

ACCOUNTS RECEIVABLE AND INVENTORY RECONCILIATION FORM
1. Accounts Receivable
a.	Balance Last Report
b.	Add: New Accounts Receivable	$—
c.	Less: Sales Returns	$—
d.	Other Adjustments	$—
e.	Net New Receivables			$—
f.	Less: Customer Remittance
g.	Total Value of Accounts Receivable
h.	Less: Ineligible Receivables
i.	Net Eligible Accounts Receivable for this Period			$—

2. Inventory
a.	Inventory Last Report (Line 2d)
b.	Add: Purchases	$—
c.	Less: Outgoing Inventory	$—
d.	Total Inventory	$—
e.	Less: Ineligible Inventory
f.	Total Inventory this Period			$—

LOAN REQUEST

3. Loan Value of Above Collateral
a.	Net Accounts Receivable Loan Value		80%	$—
b.	Net Inventory Loan Value		50%	$—
c.	Inventory Cap	$2,000,000
d.	100% of line 3a	$—
e.	Net Inventory Value (lesser of 3b, 3c, 3d) )			$—
f.	Total Collateral Value for this Period			$—
g.	Commitment amount	$4,000,000
h.	Net Eligible Collateral Value for this Period (lesser of 3f or 3g)			$—

4. Loan Balance
a.	Loan Balance Last Report (line 4d)	$—
b.	Add: Draws	$—
c.	Less: Payments	$—
d.	Loan Balance for this Period
e.	Landlord Lien Waiver Reserve

5. Excess (Deficit)				$—

--BORROWER CERTIFICATION--

The undersigned hereby warrants that the foregoing is a correct statement regarding the assignment of new accounts receivable, collection of accounts receivable and/or certification of inventory assigned to Compass Bank and that the reconciliation figures are fully and correctly set forth

Authorized Signature	Title

COMPANY: Costar Video

ACCOUNTS RECEIVABLE INELIGIBLES

90 days from invoice date
Datings / Futures
Credit Balances in Past Dues
20% Cross Age
Government
Affiliates / Employees
Contra Elimination
Foreign Accounts
Unapplied Cash
Cash / COD’s
Credit Hold
Finance / Service Charges
Bankrupt Accounts
Pre-Billing / Bill & Hold Accounts
Retention
Consignment Accounts
Debit Memos / Chargebacks
Other as Bank deems ineligible
Excess 20% Concentration Limit: Cam Connections
Excess Concentration Limit (Account Specific)
5% Dilution Reserve
Total Ineligible Accounts Receivable (Line 1h)	0.00

INVENTORY INELIGIBLES

Obsolete, Unsalable, Damaged, Defective, Discontinued -4%
Slow Moving equal to 29%
Returned Merchandise / Used
In-Transit Inventory
Inventory Located Offsite or at Outside Processors
Display Items, Samples, Packing, Shipping Materials, Supplies
Work in Process
Supplies
Consigned Inventory
Customer / Private Label
Uninsured Inventory
Other as Bank deems ineligible
Total Ineligible Inventory (Line 2e)	0.00

EXHIBITB

CERTIFICATE

Reference is made to that certain Revolving Credit and Security Agreement (the “Agreement”) executed by COSTAR VIDEO SYSTEMS, L/C (“Borrower”) in favor of COMPASS BANK (“Bank”), on or about August 21, 2009. Capitalized temlS used but not defined herein shall have the meaning attributed to the same in the Agreement. Borrower and SIELOX, INC. (“Guarantor”) hereby represent, warrant and covenant to and in favor of Bank as follows:

(1)

no default or event of default (or any event that would constitute an event of default but for the requirement that notice be given or time elapse or both) has occurred or is continuing under the Agreement or any of the other Loan Documents or under any other loans, notes, debentures, bonds, leases or other obligations of Borrower now outstanding;

(2)

all representations, warranties and covenants contained in the Agreement and the other Loan Documents are expressly reaffirmed and restated as of the date hereof;

(3)

to the best of our knowledge, neither Borrower, Guarantor, nor any other party has any matured or unmatured claim, offset or cause of action against Bank or its officers, agents or affiliates arising under or in connection with the Loan Documents or the Liabilities;

(4)

all financial statements, reports and other documents delivered to Bank on or before the date hereof under or in connection with the Loan Documents are, as of the relevant date, complete and accurate and may be relied upon by Bank; and

(5)

as of [insert end of preceding month], 200  , the amounts and calculations attached hereto as Schedule 1 to this Certificate were true and correct.

BORROWER:

COSTAR VIDEO SYSTEMS, LLC

By:  /s/ James Pritchett

Name:  James Pritchett

Title:  President

Date:

GUARANTOR:

SIELOX, INC.

By:  /s/ Melvyn Brunt

Name:  Melvyn Brunt

Title:  Secretary

Date:

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 27

SCHEDULE 1TO CERTIFICATE

[SEE ATTACHED CALCULATIONS/SPREADSHEET PROVIDED BY COMPASS BANK)

REVOLVING CREDIT AND SECURITY AGREEMENT-Page 28

COVENANT CALCULATION WORKSHEET

COSTAR VIDEO SYSTEMS, INC.

DATE OF FINANCIAL STATEMENT:
YTD: Periodl # of months

Per REVOLVING CREDIT AND SECURITY AGREEMENT dated:

Minimum TANGIBLE NET WORTH	Tested:	QUARTERLY	Section 6.4
GUARANTOR:	SIELOX, INC.

	Equity		$0.00
	Plus: Subordinated Debt
	Less: Loans/Notes/Notes Receivable/Accounts/Accounts Receivable/Other from:
	Affiliates		$0.00
	Subsidiares		$0.00
	Parent		$0.00
	Employees/Officers/Owners/Managers/Directors		$0.00
	Related Entities		$0.00
	Less: Goodwill and Other Intangibles		$0.00

	Total Tangible Net Worth		$0.00
	Covenant: >= $4,750,000

Minimum TANGIBLE NET WORTH	Tested:	QUARTERLY	Section 6.5
BORROWER:

	Equity		$0.00
	Plus: Subordinated Debt
	Less: Loans/Notes/Notes Receivable/Accounts/Accounts Receivable/Other from:
	Affiliates		$0.00
	Subsidiares		$0.00
	Parent		$0.00
	Employees/Officers/Owners/Managers/Directors		$0.00
	Related Entities		$0.00
	Less: Goodwill and Other Intangibles		$0.00

	Total Tangible Net Worth		$0.00
	Covenant: >= $4,000,000

Minimum DEBT SERVICE COVERAGE RATIO	Tested:	QUARTERLY	Section 6.6
(Calculated on a rolling 4-quarter basis)

Cash Flow /
Debt Service

Ratio:
Covenant: >= 1.25

Maximum DEBT/TANGIBLE NET WORTH	Tested:	QUARTERLY	Section 6.7

Total Liabilities			$0.00
Less: Subordinated Debt			$0.00
Plus: Overdrafts			$0.00
			$0.00
/ Tangible Net Worth			$0.00

Ratio:
Covenant: >= 1.0

Minimum QUICK RATIO	Tested:	QUARTERLY	Section 6.8

Current Assets		$0.00
Less: Inventory		$0.00	$0.00

Current Liabilities		$0.00
Plus: Overdrafts		$0.00	$0.00

Ratio:
Covenant: >= 0.75

Maximum ADDITIONAL RESTRICTED PAYMENTS/EXPENSES		Tested:	QUARTERLY	Section 7.9

Year:
Q1	$0.00
Q2	$0.00
Q3	$0.00
Q4	$0.00		TOTAL YTD:	$0.00

Covenant: >= $1,400,000 ANNUALLY

COSTAR VIDEO SYSTEMS, INC.

DEBT SERVICE COVERAGE RATIO

PRIOR YEAR FYE
Net Income	$0.00
+ Depreciation & Amortization	$0.00
+ Interest Expense	$0.00
+ Taxes	$0.00
+ Allocated portion of non-cash insurace expense of Sielox, Inc.	$0.00
- Cash Capital Expenditures	$0.00
- Distributions	$0.00
CASH FLOW - Prior Year End	$0.00

PRIOR YEAR QUARTER

YEAR TO DATE
Net Income	$0.00
+ Depreciation & Amortization	$0.00
+ Interest Expense	$0.00
+ Taxes	$0.00
+ Allocated portion of non-cash insurace expense of Sielox, Inc.	$0.00
- Cash Capital Expenditures	$0.00
- Distributions	$0.00
CASH FLOW - Prior Year Quarter	$0.00

CURRENT YEAR QUARTER

YEAR TO DATE
Net Income	$0.00
+ Depreciation & Amortization	$0.00
+ Interest Expense	$0.00
+ Taxes	$0.00
+ Allocated portion of non-cash insurace expense of Sielox, Inc.	$0.00
- Cash Capital Expenditures	$0.00
- Distributions	$0.00
CASH FLOW - Current Year Quarter	$0.00

DEBT SERVICE
Cash Flow: Prior FYE	$0.00
Less: Cash Flow - Prior Year Quarter	$0.00
Plus: Cash Flow - Current Year Quarter	$0.00

NET CASH FLOW:	$0.00

+ Interest Expense	$0.00
+ Current Maturities of Long Term Debt	$0.00

TOTAL DEBT SERVICE:	$0.00

DEBT SERVICE COVERAGE RATIO:

Covenant: >= 1.25x